Exhibit 5.1

June 5, 2020

Pixelworks, Inc.

226 Airport Parkway, Suite 595

San Jose, California 95110

Ladies and Gentlemen:

We have acted as special Oregon counsel to Pixelworks, Inc., an Oregon corporation (the “Company”), in connection with its filing of a prospectus supplement (the “Prospectus Supplement”) to a Registration Statement on Form S-3 dated November 9, 2017 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”). The Prospectus Supplement relates to the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of shares of the Company’s common stock, par value $ 0.001 per share (the “Common Stock”), having an aggregate offering price of up to $25,000,000.

We have examined the Registration Statement, including exhibits thereto, the Prospectus Supplement, and such other documents, corporate records, certificates of officers of the Company and of public officials, and other instruments as we have deemed necessary or advisable to enable us to render our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers of the Company and others.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Stock has been duly authorized and, when the price or prices at which the Common Stock will be sold have been approved as provided in the resolutions of the Board of Directors of the Company and when the Common Stock has been duly issued and delivered against payment therefore in accordance with the terms of the applicable definitive sales agreement, the Common Stock will be validly issued, fully paid and non-assessable.

Tonkon Torp LLP | Advocates & Advisors | 888 SW Fifth Ave. | Suite 1600 | Portland OR 97204 | tonkon.com

Pixelworks, Inc.

June 5, 2020

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of Oregon.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Tonkon Torp LLP

TPP/tkb